UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)          March 2, 2015

Park Electrochemical Corp.
(Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 South Service Road, Melville,	New York	11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code	(631)465-3600

Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e).      Modification of Compensation Arrangements of Certain Officers.

The Company previously reported in an 8-K Current Report, dated November 28, 2014, that the Company’s Chief Executive Officer had voluntarily reduced his salary by 20% for an indefinite period as a gesture of solidarity with the employees of the Company’s Nelco Products, Inc. and Neltec, Inc. business units in Fullerton, California and Tempe, Arizona who were working reduced hours or four-day work weeks in response to the weak market in North America for the Company’s high-end electronic materials products, and that the business unit leader of the Nelco Products and Neltec business units voluntarily reduced her salary by 20% and four other corporate officers of the Company and fourteen appointed vice presidents of the Company voluntarily reduced their salaries by 10%.

All of the salary reductions described in the prior paragraph, other than the Chief Executive Officer’s salary reduction, were discontinued effective January 5, 2015, and such salaries were restored effective as of that date to the amounts that existed immediately prior to such reductions. In addition, the reduced working hours and four-day work weeks at the Company’s Nelco Products, Inc. and Neltec, Inc. business units described in the prior paragraph were discontinued effective January 5, 2015, and the employees of those business units resumed working normal hours and five-day work weeks effective as of that date. As a result of the restoration, effective January 5, 2015, of the salaries and full work weeks of the Company’s Nelco Products, Inc. and Neltec, Inc. employees, the Chief Executive Officer discontinued his salary reduction, effective March 2, 2015, which he had originally taken as a gesture of solidarity with those employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: March 5, 2015	By:	/s/ Stephen E. Gilhuley
	Name:	Stephen E. Gilhuley
	Title:	Executive Vice President-Administration and Secretary